Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2025 FIRST QUARTER RESULTS

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Q1 2025 GAAP diluted EPS of $0.35 compared to Q1 2024 GAAP diluted EPS of $0.43.
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Q1 2025 adjusted diluted EPS of $0.37 compared to Q1 2024 adjusted diluted EPS of $0.44
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Q1 2025 Sales were $457 million, a decrease of 3.3% compared to Q1 2024 sales of $472 million (3.0% decrease in constant currency).
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Returned $64 million in Q1 2025 to stockholders via share repurchases and dividends.
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Refinanced $300 million of fixed rate debt
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Full year 2025 guidance revised due to lower production rates, particularly on the A350. Potential new tariff impacts excluded.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2025	2024	% Change

Net Sales	$456.5	$472.3	(3.3)%
Net sales change in constant currency			(3.0)%
Operating Income	44.2	52.9	(16.4)%
Net Income	28.9	36.5	(20.8)%
Diluted net income per common share	$0.35	$0.43	(18.6)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$45.3	$54.1	(16.3)%
As a % of sales	9.9%	11.5%
Adjusted Net Income	30.1	37.4	(19.5)%
Adjusted diluted net income per share	$0.37	$0.44	(15.9)%

STAMFORD, Conn. April 21, 2025 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2025 results including net sales of $457 million and adjusted diluted EPS of $0.37 per share.

"The underlying value proposition of Hexcel remains robust, driven by the demand for our innovative lightweight composites, which will generate strong cyclical and secular sales growth over time,” said Tom Gentile, Chairman, CEO and President, Hexcel Corporation. “Hexcel’s value proposition is fortified by our extensive intellectual property, scale, and deep customer relationships globally. With a strong balance sheet and a compelling multi-year cash generation profile, Hexcel is well-positioned to navigate the current environment and for the future. However, as a result of continued supply chain driven delays in commercial aircraft production rate ramps, particularly on the Airbus A350 program, our 2025 growth will not be what we initially forecasted. As a result, we are revising our 2025 guidance.”

“We will continue to focus on the fundamentals of our business this year, carefully managing costs given the current realities in the commercial aerospace market. This includes tightly managing our headcount as we right size for the demand we have and not outpacing the future rate increases by our OEM customers. We are generally not replacing headcount lost to attrition and our current headcount is roughly 100 individuals lower than December 31 and about five percent lower than our 2025 planning had previously targeted for the end of March. Despite these near-term challenges in the commercial aerospace market, we are seeing growth in our Defense and Space business, and we remain focused on enhancing the value Hexcel brings to our customers and strengthening the overall business through innovation and continual improvement. Reflecting our underlying confidence, we repurchased $50 million of stock in first quarter as we also successfully refinanced $300 million of fixed rate debt,” continued Gentile.

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Markets

Sales in the first quarter of 2025 were $456.5 million compared to $472.3 million in the first quarter of 2024. Beginning with the first quarter of 2025, sales are being reported for two markets, including Commercial Aerospace, unchanged from past practice, and a new sales category titled Defense, Space & Other, which combines the previous Space & Defense market and Industrial market. Prior period sales amounts have been reclassified for comparative purposes.

Commercial Aerospace (61% of YTD Sales)

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Commercial Aerospace sales of $280.1 million decreased 6.4% (6.3% in constant currency) for the first quarter of 2025 compared to the first quarter of 2024 as customers faced continued challenges to increase production rate ramps. Lower Boeing 787 and MAX sales drove the year-over-year decrease. Airbus A350 sales were nominally lower year-over-year. Other Commercial Aerospace sales increased 7.1% for the first quarter of 2025 compared to the first quarter of 2024 on strong international demand.

Defense, Space & Other (39% of YTD Sales)

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Defense, Space & Other sales of $176.4 million increased 2.0% (2.7% in constant currency) for the quarter as compared to the first quarter of 2024, including 2.9% (3.3% in constant currency) sales growth for the sub-component of Defense & Space, partially offset by a sales decrease of 1.8% (0.3% increase in constant currency) in Industrial. The Defense & Space growth was driven by CH-53K, Black Hawk, classified programs, a number of Space programs and an international fighter program. Within Industrial, Automotive grew year-over-year whereas Wind weakened further and Recreation was soft.

Consolidated Operations

Gross margin for the first quarter of 2025 was 22.4% compared to 25.0% in the prior year, reflecting the impact of lower sales leverage. As a percentage of sales, selling, general and administrative expenses for the first quarter of 2025 were 9.5% compared to 10.4% for the first quarter of 2024. R&T expenses as a percentage of sales for the first quarter of 2025 were 3.0% compared to 3.2% for the first quarter of 2024. Adjusted operating income in the first quarter of 2025 was $45.3 million or 9.9% of sales, compared to $54.1 million or 11.5% of sales in 2024. Other operating expense for the first quarter of 2025 included charges of $1.1 million related to a previously announced divestiture. The impact of exchange rates on operating income as a percentage of sales was favorable by approximately 60 basis points in the first quarter of 2025 compared to the first quarter of 2024.

Cash and other

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Net cash used for operating activities in the first quarter of 2025 was $28.5 million, compared to a use of $7.0 million for the first quarter of 2024. Working capital was a cash use of $97.7 million in the first quarter of 2025 compared to a use of $84.5 million in the first quarter of 2024. Capital expenditures on a cash basis were $26.1 million for the first quarter of 2025 compared to $28.7 million for the first quarter of 2024. Free cash flow was ($54.6) million in the first quarter of 2025 compared to ($35.7) million in the first quarter of 2024. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $17.1 million for the first quarter of 2025 compared to $18.6 million for the first quarter of 2024.
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The Company used $50.4 million to repurchase shares of its common stock during the first quarter of 2025. The aggregate remaining authorization under the share repurchase program as of March 31, 2025 was approximately $184.5 million.
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As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share payable to stockholders of record as of May 2, 2025, with a payment date of May 9, 2025.

2025 Guidance (revised)

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Sales of $1.88 billion to $1.95 billion (reduced from $1.95 billion to $2.05 billion)
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Adjusted diluted earnings per share of $1.85 -$2.05 (reduced from $2.05 to $2.25)
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Free cash flow of approximately $190 million (reduced from greater than $220 million)
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Capital expenditures less than $90 million (reduced from less than $100 million)
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Effective tax rate of 21% (unchanged)

Note that guidance does not include the potential impact of any new tariffs announced after March 31, 2025.

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Hexcel will host a conference call at 12:00 noon ET, on April 22, 2025 to discuss first quarter 2025 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/300193343. The event can also be accessed by dialing +1 (646)

307-1963. The conference ID is 2360739. Replays of the call will be available on the website Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight and transportation through excellence in advanced material lightweighting solutions that create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts, including retaliatory actions taken in response to U.S. trade policy; expectations regarding our strategic initiatives, including our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2025 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation and tariffs; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to government actions and changes in domestic and international political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2025	2024
Net sales	$456.5	$472.3
Cost of sales	354.1	354.1
Gross margin	102.4	118.2
% Gross Margin	22.4%	25.0%

Selling, general and administrative expenses	43.3	49.0
Research and technology expenses	13.8	15.1
Other operating expense	1.1	1.2
Operating income	44.2	52.9
Interest expense, net	7.8	6.5
Other expense	0.4	-
Income before income taxes	36.0	46.4
Income tax expense	7.1	9.9
Net income	$28.9	$36.5

Basic net income per common share:	$0.36	$0.44

Diluted net income per common share:	$0.35	$0.43

Weighted-average common shares:
Basic	81.1	83.9
Diluted	81.7	84.8

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2025	2024
Assets
Cash and cash equivalents	$89.2	$125.4
Accounts receivable, net	258.6	212.0
Inventories, net	381.5	356.2
Contract assets	35.7	29.8
Prepaid expenses and other current assets	50.0	50.6
Assets held for sale	7.5	7.5
Total current assets	822.5	781.5

Property, plant and equipment	3,206.6	3,163.1
Less accumulated depreciation	(1,602.0)	(1,566.4)
Net property, plant and equipment	1,604.6	1,596.7

Goodwill and other intangible assets, net	240.2	237.0
Investments in affiliated companies	5.0	5.0
Other assets	106.9	105.4
Total assets	$2,779.2	$2,725.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.1
Accounts payable	117.7	142.3
Accrued compensation and benefits	87.6	99.7
Accrued liabilities	107.9	107.2
Liabilities held for sale	4.2	4.2
Total current liabilities	317.5	353.5

Long-term debt	787.1	700.6
Retirement obligations	30.0	31.9
Other non-current liabilities	112.0	111.7
Total liabilities	$1,246.6	$1,197.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 111.9 shares issued at March 31, 2025 and 111.6 shares issued at December 31, 2024	$1.1	$1.1
Additional paid-in capital	981.0	970.0
Retained earnings	2,266.6	2,251.5
Accumulated other comprehensive loss	(81.3)	(115.0)
	3,167.4	3,107.6

Less – Treasury stock, at cost, 31.5 shares at March 31, 2025 and 30.6 shares at December 31, 2024	(1,634.8)	(1,579.7)
Total stockholders' equity	1,532.6	1,527.9
Total liabilities and stockholders' equity	$2,779.2	$2,725.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2025	2024

Cash flows from operating activities
Net income	$28.9	$36.5
Reconciliation to net cash used for operating activities:
Depreciation and amortization	29.8	31.0
Amortization related to financing	-	0.1
Deferred income taxes	2.7	(0.7)
Stock-based compensation	9.7	13.1
Restructuring expenses, net of payments	(0.3)	0.7
Debt extinguishment costs	0.4	-
Loss on divestiture of assets	1.1	-

Changes in assets and liabilities:
Increase in accounts receivable	(42.5)	(37.5)
Increase in inventories	(16.8)	(23.0)
Increase in prepaid expenses and other current assets	(5.7)	(10.0)
Decrease in accounts payable/accrued liabilities	(32.7)	(14.0)
Other - net	(3.1)	(3.2)
Net cash used for operating activities (a)	(28.5)	(7.0)

Cash flows from investing activities
Capital expenditures (b)	(26.1)	(28.7)
Payments on divestiture of assets	(1.1)	-
Net cash used for investing activities	(27.2)	(28.7)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	90.0	15.0
Repurchases of common stock	(50.4)	(100.7)
Repayment of finance lease obligation and other debt, net	(4.2)	(0.1)
Dividends paid	(13.8)	(12.6)
Activity under stock plans	(3.4)	(5.9)
Net cash provided by (used for) financing activities	18.2	(104.3)
Effect of exchange rate changes on cash and cash equivalents	1.3	(1.1)
Net decrease in cash and cash equivalents	(36.2)	(141.1)
Cash and cash equivalents at beginning of period	125.4	227.0
Cash and cash equivalents at end of period	$89.2	$85.9

Supplemental data:
Free Cash Flow (a)+(b)	$(54.6)	$(35.7)
Accrual basis additions to property, plant and equipment	$17.1	$18.6

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2025 and 2024				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$280.1	$299.3	(6.4)	$(0.3)	$299.0	(6.3)
Defense, Space & Other	176.4	173.0	2.0	(1.3)	171.7	2.7
Consolidated Total	$456.5	$472.3	(3.3)	$(1.6)	$470.7	(3.0)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	61.4	63.4			63.5
Defense, Space & Other	38.6	36.6			36.5
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2024 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2025 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2025
Net sales to external customers	$365.3	$91.2	$-	$456.5
Intersegment sales	20.1	0.3	(20.4)	-
Total sales	385.4	91.5	(20.4)	456.5

Other operating expense	-	1.1	-	1.1
Operating income (loss)	54.6	5.1	(15.5)	44.2
% Operating margin	14.2%	5.6%		9.7%

Depreciation and amortization	26.6	3.2	-	29.8
Stock-based compensation expense	3.0	0.8	5.9	9.7
Accrual based additions to capital expenditures	15.5	1.6	-	17.1

First Quarter 2024
Net sales to external customers	$379.5	$92.8	$-	$472.3
Intersegment sales	23.3	0.3	(23.6)	-
Total sales	402.8	93.1	(23.6)	472.3

Other operating expense	0.8	0.4	-	1.2
Operating income (loss)	63.7	12.9	(23.7)	52.9
% Operating margin	15.8%	13.9%		11.2%

Depreciation and amortization	27.2	3.8	-	31.0
Stock-based compensation expense	3.1	0.8	9.2	13.1
Accrual based additions to capital expenditures	16.7	1.9	-	18.6

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income Net Income, EPS and Operating Cash Flow to Free Cash Flow			Table C
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2025	2024
GAAP operating income	$44.2	$52.9
Other operating expense (a)	1.1	1.2
Non-GAAP operating income	$45.3	$54.1

	Unaudited
	Quarters Ended March 31,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$28.9	$0.35	$36.5	$0.43
Other operating expense, net of tax (a)	0.9	0.01	0.9	0.01
Other expense, net of tax (b)	0.3	0.01	-	-
Non-GAAP	$30.1	$0.37	$37.4	$0.44

	Unaudited
	Quarters Ended March 31,
(In millions)	2025	2024
Net cash used for operating activities	$(28.5)	$(7.0)
Less: Capital expenditures	(26.1)	(28.7)
Free cash flow (non-GAAP)	$(54.6)	$(35.7)

(a)
The quarter ended March 31, 2025 included a loss of $1.1 million for the previously announced divestiture of the Hartford, Connecticut business. The quarter ended March 31, 2024 included restructuring costs.
(b)
The quarter ended March 31, 2025 included debt extinguishment costs.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	December 31,
(In millions)	2025	2024	2023

Current portion finance lease	$0.1	$0.1	$0.1
Total current debt	0.1	0.1	0.1

Senior unsecured credit facility	90.0	-	-
4.7% senior notes due 2025	-	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
5.875% senior notes due 2035	300.0	-	-
Senior notes original issue discounts	(0.3)	(0.4)	(0.7)
Senior notes deferred financing costs	(4.5)	(0.9)	(1.6)
Other debt	1.9	1.9	1.7
Total long-term debt	787.1	700.6	699.4
Total Debt	787.2	700.7	699.5
Less: Cash and cash equivalents	(89.2)	(125.4)	(227.0)
Total debt, net of cash	$698.0	$575.3	$472.5